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                                  EXHIBIT 16.2
                                  ------------


BOBBITT, PITTENGER & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS


December 30, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8-K of Central Wireless, Inc. dated November 20, 2003 (Commission file no. 033-14065) filed with the Securities and Exchange Commission on December 1, 2003 and have read Item 4 included in the Form 8-K/A dated November 20, 2003 filed with the Securities and Exchange Commission on December 16, 2003. We are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding LL Bradford & Company, LLC.


/s/Bobbitt, Pittenger & Company, P.A.
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Bobbitt, Pittenger & Company, P.A.
Sarasota, Florida
December 30, 2003